         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION VIA EDGAR

                             AS OF JANUARY 10, 2002



                                                      Registration No. 333-71178


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            MRV COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            Delaware                             3577/3674                          06-1340090
 (State or other jurisdiction of        (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)        Classification Code Number)           Identification Number)


                              20415 Nordhoff Street
                          Chatsworth, California 91311
                                 (818) 773-9044
                              (818) 773-0906 (Fax)

               (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                                   Noam Lotan
                      President and Chief Executive Officer
                              20415 Nordhoff Street
                          Chatsworth, California 91311
                                 (818) 773-9044
                              (818) 773-0906 (Fax)

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:

                               Mark A. Klein, Esq.
                              Peter V. Hogan, Esq.
                           Kirkpatrick & Lockhart LLP
                       10100 Santa Monica Blvd. 7th Floor
                           Los Angeles, CA 90067- 4104
                            Telephone: (310) 552-5000
                            Facsimile: (310) 552-5001

        Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                      CALCULATION OF REGISTRATION FEE
=========================================================================================================
                                                                            Proposed
                                           Amount to      Proposed           Maximum           Amount of
         Title of Each Class of               Be        Maximum Price       Aggregate        Registration
      Securities to Be Registered         Registered     per Unit(1)     Offering Price(1)       Fee
---------------------------------------------------------------------------------------------------------
Common stock, $0.0017 par value per
share(2)                                   2,947,889        $2.98          $8,784,709           $2,196
=========================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average between the high and low prices on The Nasdaq National Market on October 3, 2001.

(2) The shares of common stock being registered hereunder are being registered for resale by the selling stockholder named in the prospectus (the "selling stockholder").

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information contained in this prospectus is not yet complete, and we may supplement or amend it in the final version. We have filed a registration statement relating to the securities described in this prospectus with the Securities and Exchange Commission. The selling stockholder may not sell these securities, or accept offers to buy them, until the registration statement becomes effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy them. These securities will not be sold in any state where their offer or sale, or solicitations of offers to buy them, would be unlawful prior to their registration or qualification under the securities laws of any such state.


                 SUBJECT TO COMPLETION--DATED JANUARY 10, 2002


                            MRV COMMUNICATIONS, INC.

                                  COMMON STOCK

        The selling stockholder of MRV Communications, Inc. listed below in the section of this prospectus called "Selling Stockholder" is offering and selling up to 2,947,889 shares of MRV's common stock.


        The selling stockholder may offer its shares through public or private transactions, in or off the over-the-counter market in the United States, at prevailing market prices, or at privately negotiated prices. For details of how the selling stockholder may offer its MRV common stock, please see the section of this prospectus called "Plan of Distribution." MRV will not receive any proceeds from the sales of shares by the selling stockholder. MRV's common stock is quoted on the Nasdaq National Market under the symbol "MRVC." On January 9, 2002, the closing price of MRV's common stock on the Nasdaq National Market was $4.77 per share.


        YOUR PURCHASE OF THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 6.

                              -------------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the MRV shares offered or sold under this prospectus, nor have these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              -------------------



                The date of this prospectus is January __, 2002.

                                TABLE OF CONTENTS


About MRV................................................................  2
Forward-Looking Statements...............................................  5
Risk Factors.............................................................  6
Use of Proceeds.......................................................... 22
Dividend Policy.......................................................... 22
Price Range of Common Stock.............................................. 23
Selling Stockholder...................................................... 24
Plan of Distribution..................................................... 25
Legal Matters............................................................ 27
Experts.................................................................. 27
Where You Can Find More Information...................................... 27
Information Incorporated By Reference.................................... 28
Index to Pro Forma Financial Information................................. 28


                                    ABOUT MRV

        We create, acquire, finance and operate companies, and through them, design, develop, manufacture and market products, which enable high-speed broadband communications. We concentrate on companies and products devoted to optical components and Internet infrastructure systems. We have leveraged our early experience in fiber optic technology into a number of well-focused operating units specializing in advanced fiber optic components, switching, routing, transaction management and wireless optical transmission systems which we have created, financed or acquired.

        Our principal operating units that constituted wholly or majority owned subsidiaries at September 30, 2001 were:

     - Luminent, Inc. Luminent designs, manufactures and sells a comprehensive line of singlemode active and passive fiber optic components for high-capacity data transmission in the metropolitan and access markets. Leading network equipment manufacturers rely on Luminent to provide technical depth, responsive customer service and volume manufacturing to meet the increasing requirements for transmission capacity and speed between nationwide telecommunications networks and end users.


        In November 2000, Luminent completed an initial public offering of its common stock. At September 30, 2001, we owned approximately 92% of the outstanding capital stock of Luminent. While we originally planned to spin-off to our stockholders the remaining Luminent common stock we owned, we decided not to make that distribution and instead to merge Luminent into one of our wholly-owned subsidiaries, thereby eliminating public ownership of Luminent's common stock. In that merger, which was completed on December 28, 2001, we are issuing 0.43 shares of our common stock for each outstanding share of Luminent common stock not already owned by us, or approximately 5,160,000 of our shares, and to assume Luminent's outstanding stock options adjusted for that exchange ratio.


     - Optical Access, Inc. Optical Access designs, manufactures and markets optical wireless products that enable the delivery of high-speed communications traffic to the portion of the communications network commonly known as the last mile, which extends from the end user to the service provider's central office. Optical Access' solutions to the last-mile bottleneck bypass the incumbent carrier's copper access network with a comprehensive, integrated access solution, using optical wireless technology. The building blocks of Optical Access' solution include the TereScope(TM), for optical wireless links, and the OptiSwitch(TM), for switching, provisioning and mesh enabling. At September 30, 2001, we owned all of the outstanding capital stock of Optical Access.

     - CEScomm, Inc. CEScomm (formerly Creative Electronic Systems SA or CES) is developing and providing equipment to manufacturers of cellular network infrastructure equipment and mobile operators and service providers for the third generation of wireless solutions commonly known as 3G. 3G is the generic term used for the next generation of mobile communications systems. These new systems provide enhanced services to those available today i.e., voice, text and data. CEScomm specializes in products that provide the real-time conversion of radio signals generated by Internet ready mobile devices into asynchronous transfer mode, or ATM, traffic streams. At December 31, 2000, we owned all of the outstanding capital stock of CEScomm.

     - iTouch Communications, Inc. iTouch Communications, Inc. provides next-generation Internet infrastructure solutions that enable service providers and carriers to deliver and monitor, on a real-time basis, high-speed Internet services. iTouch's products combine transaction management with Internet protocol, or IP, routing and wide-area network, or WAN, technologies, which allow for faster development of feature rich high-speed data acquisition and management systems. At September 30, 2001, we owned all of the outstanding capital stock of iTouch.

     - NBase-Xyplex, Inc. NBase-Xyplex provides products and services, such as the Fiber Driver, to enhance network infrastructures for city carriers, service providers, cable operators and campus and enterprise networks. Its products and technologies have been utilized in metropolitan area fiber-based networks, enabling smart access to the WAN, as well as in local area network, or LAN, switching, building enterprise/corporate data networks. At September 30, 2001, we owned all of the outstanding capital stock of Nbase-Xyplex.

     - European Subsidiaries. We maintain European subsidiaries and branch offices in France, Germany, the United Kingdom, Italy, Switzerland, Sweden, Norway and Finland, which are involved in sales, services and distribution of data networking products. The activities of these companies include system design, integration and support as well as product sales to enterprise customers and carriers, including service providers. Products sold include products manufactured by other MRV companies or divisions, as well as products manufactured by third party vendors supplied as part of network system integration and distribution services. Such specialization allows us to penetrate targeted vertical and regional markets. As of September 30, 2001, we owned approximately 80% of its European subsidiaries.

        Our development stage companies which we founded or have invested in as of September 30, 2001 were:

     - Charlotte's Networks, Inc. Charlotte's Networks is a start-up company that is developing a core router for large service providers and carriers. The Aranea core router is Charlotte's first product. The Aranea router is capable of carrying both IP packets and time-division multiplexing, or TDM, voice traffic and enables the current WAN to grow in high orders of magnitude both in processing power and rate of transmission. In addition, the router provides multi-services required by telecommunication companies for efficient and flexible transmission of voice over data networks. At September 30, 2001, we owned approximately 53% of the outstanding capital stock of Charlotte's Networks on a fully diluted basis.

     - Zuma Networks, Inc. Zuma Networks is a startup company that is developing a next generation Gigabit Ethernet switch router platform. At September 30, 2001, we owned all of the outstanding capital stock of Zuma Networks.

     - Optical Crossing Inc. Optical Crossing designs, develops and manufactures advanced fiber optic communication components and systems for the telecommunications industry. At September 30, 2001, we owned approximately 60% of the outstanding capital stock of Optical Crossing on a fully diluted basis.

     - Zaffire, Inc. Zaffire is focused on developing a next-generation, optical services networking system for service providers. At December 31, 2000, we owned approximately 22% of the outstanding capital stock of Zaffire on a fully diluted basis. In July 2001, Zaffire reached an agreement with Centerpoint Broadband Technologies, Inc., under which Centerpoint would acquire Zaffire in an all stock transaction. Upon completion of the acquisition, we expect to own less than 10% of Centerpoint. Centerpoint develops high capacity transport systems that maximize network performance for both optical and wireless networks. These highly scalable, dynamically flexible systems allow service providers advanced levels of bandwidth efficiency, capacity and high service velocity.

     - RedC Optical Networks, Inc. RedC has developed a complete line of optical modules used for operating, monitoring and protecting optical networks including: optical amplifiers, add/drop modules, protection and restoration modules and dense wave division multiplexing, or DWDM, monitoring. At September 30, 2001, we owned approximately 35% of the outstanding capital stock of RedC on a fully diluted basis.

     - Hyperchannel Ltd. Hyperchannel, which does business under its trademark Hyporium is an independent Internet market maker for the information technology, or IT, industry, enabling IT vendors, distributors and resellers to trade online. Hyporium offers an alternative route to market through an online trading hub and reseller web storefronts. At September 30, 2001, we owned approximately 42% of the outstanding capital stock of Hyperchannel on a fully diluted basis.

        Our principal executive offices are located at 20415 Nordhoff Street, Chatsworth, California 91311 and our telephone number is (818) 773-0900.

        In this prospectus, the terms "company," MRV, "we," "us," and "our" refer to MRV Communications, Inc., a Delaware corporation, and its consolidated subsidiaries and, unless the context otherwise indicates, "common stock" refers to the common stock, par value $0.0017 per share, of MRV.

        On May 11, 2000, we effected a two-for-one stock split of outstanding shares and an increase in our authorized common stock from 80,000,000 to 160,000,000 shares. The stock split entitled each stockholder of record at the close of business on May 11, 2000 to receive one additional share for every outstanding share of common stock held on that date. All share information in this prospectus gives effect to the two-for-one stock split.

                           FORWARD-LOOKING STATEMENTS

WE MAKE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS THAT MAY NOT PROVE TO BE ACCURATE.

        This prospectus contains forward-looking statements including statements regarding, among other items, our and Luminent's business strategy, growth strategy and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. These forward-looking statements are largely based on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, including those set forth below in "Risk Factors," describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                  RISK FACTORS

        Investment in shares of MRV common stock involves a high degree of risk. Set forth below and elsewhere in this prospectus are risks and uncertainties that could cause MRV's actual results to differ materially from the results contemplated by the forward-looking statements contained in this prospectus and in public statements and press releases we make from time to time.


WE INCURRED A NET LOSS IN THE YEAR ENDED DECEMBER 31, 2000 AND DURING THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2001, PRIMARILY AS A RESULT OF THE AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES AND DEFERRED COMPENSATION CHARGES FROM RECENT ACQUISITIONS. WE EXPECT TO CONTINUE TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE.

        We reported a net loss of $153.0 million for the year ended December 31, 2000 and $238.1 million for the nine months ended September 30, 2001. A major contributing factor to the net losses was the amortization of goodwill and intangibles and deferred stock compensation related to our acquisitions of Fiber Optic Communications, Jolt, Quantum Optech, AstroTerra and Optronics and our employment arrangements with Luminent's former President and Luminent's Chief Financial Officer. We will continue to record amortization of goodwill and intangibles and deferred stock compensation relating to these acquisitions and the employment arrangements with these executives going forward. Effective January 1, 2002, with the adoption of SFAS 142 we will stop amortization of goodwill however we may be required to record an impairment charge (see Recently Issued Accounting Standards). As a consequence of this amortization of goodwill and deferred stock compensation charges, we do not expect to report net income in the foreseeable future.


OUR BUSINESS HAS BEEN ADVERSELY IMPACTED BY THE WORLDWIDE ECONOMIC SLOWDOWN AND RELATED UNCERTAINTIES

        Weaker economic conditions worldwide, particularly in the U.S. and Europe, have contributed to the current technology industry slowdown and impacted our business resulting in:

     - reduced demand for of our products, particularly Luminent's fiber optic components;

     -  increased risk of excess and obsolete inventories;

     -  increased price competition for our products;

     -  excess manufacturing capacity under current market conditions; and

     -  higher overhead costs, as a percentage of revenues.


        These unfavorable economic conditions and reduced capital spending in the telecommunications industry detrimentally affected sales to service providers, network equipment companies, e-commerce and Internet businesses, and the manufacturing industry in the United States during 2001 to date, and appear to continue to affect these industries in the fourth quarter of 2001 and may affect them for the balance of 2001 and thereafter. Announcements by industry participants and observers indicate there is a slowdown in industry spending and participants are seeking to reduce existing inventories and we are experiencing these reductions in our business. As a result of these factors, we recorded during the three months ended June 30 and September 30, 2001 consolidated one-time charges from our subsidiary, Luminent, which include the write-off of inventory, purchase commitments, asset impairment, workforce reduction, restructuring costs and other unusual items. The aggregate one-time charges recorded during second and third quarter of 2001 were $41.2 million and $2.4 million, respectively. These charges are the result of the lower demand for Luminent's products and pricing pressures stemming from the continuing downturn in the communications equipment industry generally and the optical components sector in particular.


        Additionally, these economic conditions are making it very difficult for MRV, Luminent and our other companies, our customers and our vendors to forecast and plan future business activities. This level of uncertainty severely challenges our ability to operate profitably or to grow our businesses. In particular, it is difficult to develop and implement strategy, sustainable business models and efficient operations, and effectively manage manufacturing and supply chain relationships. Many analysts are predicting a further downturn in the U.S. economy in the aftermath of the terrorist attacks on the World Trade Center in New York and the Pentagon in Washington DC in September 2001. As discussed below in the section of these Risk Factors entitled "We may have difficulty managing our business," we have lost a key member of our management team in the attack on the World Trade Center and that loss has already had and may in the future have adverse consequences on our business. However, we do not know how the consequences of these attacks will additionally affect our business. If the economic or market conditions continue or further deteriorate, or if the economic downturn is exacerbated as a result of political, economic or military conditions associated with current domestic and world events, our businesses, financial condition and results of operations could be further impaired.

OUR MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND TO COMPETE EFFECTIVELY, WE MUST CONTINUALLY INTRODUCE NEW PRODUCTS THAT ACHIEVE MARKET ACCEPTANCE.

        The markets for our products are characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. We expect that new technologies will emerge as competition and the need for higher and more cost effective transmission capacity, or bandwidth, increases. Our future performance will depend on the successful development, introduction and market acceptance of new and enhanced products that address these changes as well as current and potential customer requirements. The introduction of new and enhanced products may cause our customers to defer or cancel orders for existing products. We have in the past experienced delays in product development and these delays may occur in the future. Therefore, to the extent customers defer or cancel orders in the expectation of a new product release or there is any delay in development or introduction of our new products or enhancements of our products, our operating results would suffer. We also may not be able to develop the underlying core technologies necessary to create new products and enhancements, or to license these technologies from third parties. Product development delays may result from numerous factors, including:

     -  changing product specifications and customer requirements;

     -  difficulties in hiring and retaining necessary technical personnel;

     - difficulties in reallocating engineering resources and overcoming resource limitations;

     -  difficulties with contract manufacturers;

     -  changing market or competitive product requirements; and

     -  unanticipated engineering complexities.

        The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. In order to compete, we must be able to deliver products to customers that are highly reliable, operate with its existing equipment, lower the customer's costs of acquisition, installation and maintenance, and provide an overall cost-effective solution. We cannot assure you that we will be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. Further, we cannot assure you that our new products will gain market acceptance or that we will be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Any failure to respond to technological changes would significantly harm our business.

DEFECTS IN OUR PRODUCTS RESULTING FROM THEIR COMPLEXITY OR OTHERWISE COULD HURT OUR FINANCIAL PERFORMANCE.


        Complex products, such as those our companies and we offer, may contain undetected software or hardware errors when we first introduce them or when we release new versions. The occurrence of these errors in the future, and our inability to correct these errors quickly or at all, could result in the delay or loss of market acceptance of our products. It could also result in material warranty expense, diversion of engineering and other resources from our product development efforts and the loss of credibility with, and legal actions by, our customers, system integrators and end users. For instance, during late 2000, we were informed that certain Luminent transceivers sold to Cisco were experiencing field failures. Through discussions with Cisco through September 2001, Luminent's management agreed to replace the failed units, which we believe resolves this issue. We expect the ultimate replacement of these failed transceivers will cost approximately $3.8 million. Any of these or other eventualities resulting from defects in our products could cause our sales to decline and have a material adverse effect on our business, operating results and financial condition.


OUR GROWTH RATE MAY BE LOWER THAN HISTORICAL LEVELS AND OUR RESULTS COULD FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER.

        Our revenues may grow at a slower rate in the future than we have experienced in previous periods and, on a quarter-to-quarter basis, our growth in revenue may be significantly lower than our historical quarterly growth rates. Our operating results for a particular quarter are extremely difficult to predict. Our revenue and operating results could fluctuate substantially from quarter to quarter and from year to year. This could result from any one or a combination of factors such as

     -  the cancellation or postponement of orders,

     -  the timing and amount of significant orders from our largest customers,

     - our success in developing, introducing and shipping product enhancements and new products,

     -  the mix of products we sell,

     - adverse effects to our financial statements resulting from, or necessitated by, past and future acquisitions or deferred compensation charges,

     -  new product introductions by our competitors,

     -  pricing actions by our competitors or us,

     -  the timing of delivery and availability of components from suppliers,

     -  changes in material costs, and

     -  general economic conditions.

        Moreover, the volume and timing of orders we receive during a quarter are difficult to forecast. From time to time, our customers encounter uncertain and changing demand for their products. Customers generally order based on their forecasts. If demand falls below these forecasts or if customers do not control inventories effectively, they may cancel or reschedule shipments previously ordered from us. Our expense levels during any particular period are based, in part, on expectations of future sales. If sales in a particular quarter do not meet expectations, our operating results could be materially adversely affected.

        Our success is dependent, in part, on the overall growth rate of the fiber optic components and networking industry. We can give no assurance that the Internet or the industries that serve it will continue to grow or that we will achieve higher growth rates. Our business, operating results or financial condition may be adversely affected by any decreases in industry growth rates. In addition, we can give no assurance that our results in any particular period will fall within the ranges for growth forecast by market researchers.

        Because of these and other factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations may be below the expectations of public market analysts and investors. This failure to meet expectations could cause the trading price of our common stock to decline. Similarly, the failure by our competitors or customers to meet or exceed the results expected by their analysts or investors could have a ripple effect on us and cause our stock price to decline.

THE LONG SALES CYCLES FOR OUR PRODUCTS MAY CAUSE REVENUES AND OPERATING RESULTS TO VARY FROM QUARTER TO QUARTER, WHICH COULD CAUSE VOLATILITY IN OUR STOCK PRICE.

        The timing of our revenue is difficult to predict because of the length and variability of the sales and implementation cycles for our products. We do not recognize revenue until a product has been shipped to a customer, all significant vendor obligations have been performed and collection is considered probable. Customers often view the purchase of our products as a significant and strategic decision. As a result, customers typically expend significant effort in evaluating, testing and qualifying our products and our manufacturing process. This customer evaluation and qualification process frequently results in a lengthy initial sales cycle of, depending on the products, many months or more. In addition, some of our customers require that our products be subjected to lifetime and reliability testing, which also can take months or more. While our customers are evaluating our products and before they place an order with us, we may incur substantial sales and marketing and research and development expenses to customize our products to the customer's needs. We may also expend significant management efforts, increase manufacturing capacity and order long lead-time components or materials prior to receiving an order. Even after this evaluation process, a potential customer may not purchase our products. Even after acceptance of orders, our customers often change the scheduled delivery dates of their orders. Because of the evolving nature of the optical networking and network infrastructure markets, we cannot predict the length of these sales, development or delivery cycles. As a result, these long sales cycles may cause our net sales and operating results to vary significantly and unexpectedly from quarter-to-quarter, which could cause volatility in our stock price.

THE PRICES OF OUR SHARES MAY CONTINUE TO BE HIGHLY VOLATILE.

        Historically, the market price of our shares has been extremely volatile. The market price of our common stock is likely to continue to be highly volatile and could be significantly affected by factors such as

     -  actual or anticipated fluctuations in our operating results,

     - announcements of technological innovations or new product introductions by us or our competitors,

     - changes of estimates of our future operating results by securities analysts,

     - developments with respect to patents, copyrights or proprietary rights, and

     -  general market conditions and other factors.

        In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies in particular, and that have been unrelated to the operating performance of these companies. These factors, as well as general economic and political conditions, may materially adversely affect the market price of our common stock in the future. Similarly, the failure by our competitors or customers to meet or exceed the results expected by their analysts or investors could have a ripple effect on us and cause our stock price to decline. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options.

OUR STOCK PRICE MIGHT SUFFER AS A CONSEQUENCE OF OUR INVESTMENTS IN AFFILIATES.

        We have created several start-up companies and formed independent business units in the optical technology and Internet infrastructure areas. We account for these investments in affiliates according to the equity or cost methods as required by accounting principles generally accepted in the United States. The market value of these investments may vary materially from the amounts shown as a result of business events specific to these entities or their competitors or market conditions. Actual or perceived changes in the market value of these investments could have a material impact on our share price and in addition could contribute significantly to volatility of our share price.

OUR DECISION TO ABANDON THE SPIN-OFF OF LUMINENT TO OUR STOCKHOLDERS AND TO ELIMINATE PUBLIC OWNERSHIP OF LUMINENT'S COMMON STOCK COULD HARM THE MARKET PRICE OF OUR COMMON STOCK.

        In 2000 we announced our intention to distribute to our stockholders the outstanding common stock of Luminent that we owned assuming certain conditions were met. While we informed our stockholders that we were not obligated to make this distribution and might not if economic, market or other conditions caused our board to decide against it, stockholders and analysts may react negatively to our decision to abandon the distribution or to eliminate public ownership of Luminent's common stock through the merger of Luminent into one of our wholly-owned subsidiaries. On September 17, 2001, the first trading day following the announcement of our decision to abandon the distribution and effect this merger, the closing price of our stock decreased from $3.23 to $2.43. While September 17, 2001, was the first day of the reopening of the stock market in the United States following the terrorists events of September 11, 2001, the decrease in the market price of our stock could reflect a negative reaction to the news of this merger and, depending on investors' continuing assessment of the impact of these events on our company, this reaction could be sustained or cause the market price of our shares drop lower.

OUR BUSINESS IS INTENSELY COMPETITIVE AND THE EVIDENT TREND OF CONSOLIDATIONS IN OUR INDUSTRY COULD MAKE IT MORE SO.

        The markets for fiber optic components and networking products are intensely competitive and subject to frequent product introductions with improved price/performance characteristics, rapid technological change and the continual emergence of new industry standards. We compete and will compete with numerous types of companies including companies that have been established for many years and have considerably greater financial, marketing, technical, human and other resources, as well as greater name recognition and a larger installed customer base, than we do. This may give these competitors certain advantages, including the ability to negotiate lower prices on raw materials and components than those available to us. In addition, many of our large competitors offer customers broader product lines, which provide more comprehensive solutions than our current offerings. We expect that other companies will also enter markets in which we compete. Increased competition could result in significant price competition, reduced profit margins or loss of market share. We can give no assurance that we will be able to compete successfully with existing or future competitors or that the competitive pressures we face will not materially and adversely affect our business, operating results and financial condition. In particular, we expect that prices on many of our products will continue to decrease in the future and that the pace and magnitude of these price decreases may have an adverse impact on our results of operations or financial condition.

        There has been a trend toward industry consolidation for several years. We expect this trend toward industry consolidation to continue as companies attempt to strengthen or hold their market positions in an evolving industry. We believe that industry consolidation may provide stronger competitors that are better able to compete. This could have a material adverse effect on our business, operating results and financial condition.

WE MAY HAVE DIFFICULTY MANAGING OUR BUSINESSES.

        We have grown rapidly in recent years, with revenues increasing from $88.8 million for the year ended December 31, 1996, to $319.4 million for the year ended December 31, 2000. Our growth, both internally and through the acquisitions we have made has placed a significant strain on our financial and management personnel and information systems and controls. As a consequence, we must continually implement new and enhance existing financial and management information systems and controls and must add and train personnel to operate these systems effectively. Our delay or failure to implement new and enhance existing systems and controls as needed could have a material adverse effect on our results of operations and financial condition in the future. Our intention to continue to pursue a growth strategy can be expected to place even greater pressure on our existing personnel and to compound the need for increased personnel, expanded information systems, and additional financial and administrative control procedures. We can give no assurance that we will be able to successfully manage operations if they continue to expand.

        Edmund Glazer, our Vice President of Finance and Administration and Chief Financial Officer was killed on September 11, 2001 in the terrorists' attack on the World Trade Center. His death has created a void in our management team that will exist until a suitable replacement or replacements are found. Until a successor or successors to Mr. Glazer are found and begin performing duties he previously handled and managed, we may face difficulties in compiling, reviewing and releasing financial information and this could result in delays in releasing this information to the public and our meeting deadlines to file the reports required of a public company. These difficulties could adversely affect the marketplace's perception of MRV resulting in decreases in our stock price.

WE FACE RISKS FROM OUR INTERNATIONAL OPERATIONS.

        International sales have become an increasingly important segment of our operations. The following table sets forth the percentage of our total net revenues from sales to customers in foreign countries for the periods indicated below:


                                                                                 Nine months ended
                                                    Year ended December 31,        September 30,
                                                  -----------------------------  -----------------
                                                   1998      1999       2000       2000     2001
                                                  -------  ---------  ---------  --------  -------
Percent of total revenue from foreign sales        59%        58%        63%        61%       64%




        We have companies and offices in, and conduct a significant portion of our operations in and from, Israel. We are, therefore, directly influenced by the political and economic conditions affecting Israel. Any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners or a substantial downturn in the economic or financial condition of Israel could have a material adverse effect on our operations. In addition, the recent acquisition of operations in Taiwan and People's Republic of China has increased both the administrative complications we must manage and our exposure to political, economic and other conditions affecting Taiwan and People's Republic of China. Luminent has a large manufacturing facility in the People's Republic of China in which it manufactures passive fiber optic components and both Luminent and we make sales of our products in the People's Republic of China. Our total sales in the People's Republic of China amounted to approximately $2,733,000 during the year ended December 31, 2000 and $4,836,000 during the nine months ended September 30, 2001. Currently there is significant political tension between Taiwan and People's Republic of China, which could lead to hostilities. Risks we face due to international sales and the use of overseas manufacturing include:


     - greater difficulty in accounts receivable collection and longer collection periods;

     -  the impact of recessions in economies outside the United States;

     -  unexpected changes in regulatory requirements;

     - seasonal reductions in business activities in some parts of the world, such as during the summer months in Europe or in the winter months in Asia when the Chinese New Year is celebrated;

     -  certification requirements;

     -  potentially adverse tax consequences;

     -  unanticipated cost increases;

     -  unavailability or late delivery of equipment;

     -  trade restrictions;

     -  limited protection of intellectual property rights;

     -  unforeseen environmental or engineering problems; and

     -  personnel recruitment delays.

        The majority of our sales are currently denominated in U.S. dollars and to date our business has not been significantly affected by currency fluctuations or inflation. However, as we conduct business in several different countries, fluctuations in currency exchange rates could cause our products to become relatively more expensive in particular countries, leading to a reduction in sales in that country. In addition, inflation or fluctuations in currency exchange rates in these countries could increase our expenses. The Single European Currency (Euro) was introduced on January 1, 1999 with complete transition to this new currency required by January 2002. We have made and expect to continue to make changes to our internal systems in order to accommodate doing business in the Euro. Any delays in our ability to be Euro-compliant could have an adverse impact on our results of operations or financial condition. Due to numerous uncertainties, we cannot reasonably estimate at this time the effects a common currency will have on pricing within the European Union and the resulting impact, if any, on our financial condition or results of operations.

        To date, we have not hedged against currency exchange risks. In the future, we may engage in foreign currency denominated sales or pay material amounts of expenses in foreign currencies and, in that event, may experience gains and losses due to currency fluctuations. Our operating results could be adversely affected by currency fluctuations or as a result of inflation in particular countries where material expenses are incurred.

WE DEPEND ON THIRD-PARTY CONTRACT MANUFACTURERS FOR NEEDED COMPONENTS AND THEREFORE COULD FACE DELAYS HARMING OUR SALES.

        We outsource the board-level assembly, test and quality control of material, components, subassemblies and systems relating to our networking products to third-party contract manufacturers. Though there are a large number of contract manufacturers that we can use for outsourcing, we have elected to use a limited number of vendors for a significant portion of our board assembly requirements in order to foster consistency in quality of the products and to achieve economies of scale. These independent third-party manufacturers also provide the same services to other companies. Risks associated with the use of independent manufacturers include unavailability of or delays in obtaining adequate supplies of products and reduced control of manufacturing quality and production costs. If our contract manufacturers failed to deliver needed components timely, we could face difficulty in obtaining adequate supplies of products from other sources in the near term. We can give no assurance that our third party manufacturers will provide us with adequate supplies of quality products on a timely basis, or at all. While we could outsource with other vendors, a change in vendors may require significant lead-time and may result in shipment delays and expenses. Our inability to obtain these products on a timely basis, the loss of a vendor or a change in the terms and conditions of the outsourcing would have a material adverse effect on our business, operating results and financial condition.

WE MAY LOSE SALES IF SUPPLIERS OF OTHER CRITICAL COMPONENTS FAIL TO MEET OUR NEEDS.

        Our companies currently purchase several key components used in the manufacture of our products from single or limited sources. We depend on these sources to meet our needs. Moreover, we depend on the quality of the products supplied to us over which we have limited control. We have encountered shortages and delays in obtaining components in the past and expect to encounter shortages and delays in the future. If we cannot supply products due to a lack of components, or are unable to redesign products with other components in a timely manner, our business will be significantly harmed. We have no long-term or short-term contracts for any of our components. As a result, a supplier can discontinue supplying components to us without penalty. If a supplier discontinued supplying a component, our business may be harmed by the resulting product manufacturing and delivery delays.

OUR INABILITY TO ACHIEVE ADEQUATE PRODUCTION YIELDS FOR CERTAIN COMPONENTS WE MANUFACTURE INTERNALLY COULD RESULT IN A LOSS OF SALES AND CUSTOMERS.

        We rely heavily on our own production capability for critical semiconductor lasers and light emitting diodes used in our products. Because we manufacture these and other key components at our own facilities and these components are not readily available from other sources, any interruption of our manufacturing processes could have a material adverse effect on our operations. Furthermore, we have a limited number of employees dedicated to the operation and maintenance of our wafer fabrication equipment, the loss of any of whom could result in our inability to effectively operate and service this equipment. Wafer fabrication is sensitive to many factors, including variations and impurities in the raw materials, the fabrication process, performance of the manufacturing equipment, defects in the masks used to print circuits on the wafer and the level of contaminants in the manufacturing environment. We can give no assurance that we will be able to maintain acceptable production yields and avoid product shipment delays. In the event adequate production yields are not achieved, resulting in product shipment delays, our business, operating results and financial condition could be materially adversely affected.

FUTURE HARM COULD RESULT FROM ADDITIONAL ACQUISITIONS.

An important element of our strategy is to review acquisition prospects that would complement our existing companies and products, augment our market coverage and distribution ability or enhance our technological capabilities. Future acquisitions could have a material adverse effect on our business, financial condition and results of operations because of the following:

     - possible charges to operations for purchased technology and restructuring similar to those incurred in connection with our acquisition of Xyplex in 1998;

     -  potentially dilutive issuances of equity securities;

     -  incurrence of debt and contingent liabilities;

     - incurrence of amortization expenses and impairment charges related to goodwill and other intangible assets and deferred compensation charges similar to those arising with the acquisitions of Fiber Optic Communications, Optronics, Quantum Optech, Jolt and Astroterra in 2000 (see Recently Issued Accounting Standards);

     - difficulties assimilating the acquired operations, technologies and products;

     -  diversion of management's attention to other business concerns;

     - risks of entering markets in which we have no or limited prior experience;

     -  potential loss of key employees of acquired organizations; and

     - difficulties in honoring commitments made to customers by management of the acquired entity prior to the acquisition.

     - We can give no assurance as to whether we can successfully integrate the companies, products, technologies or personnel of any business that we might acquire in the future.

WE CANNOT PREDICT THE IMPACT OF POTENTIAL ACTIONS BY THE SEC WITH RESPECT TO OUR VALUATION METHODOLOGY FOR IN-PROCESS RESEARCH AND DEVELOPMENT RELATED TO BUSINESS COMBINATIONS.

        Actions and comments from the SEC have indicated it has been reviewing the valuation methodology of in-process research and development related to business combinations. We believe we are in compliance with all of the existing rules and related guidance as applicable to our business operations. However, the SEC may change these rules or issue new guidance applicable to our business in the future. There can be no assurance that the SEC will not seek to reduce the amount of in-process research and development previously expensed by us. This would result in the restatement of our previously filed financial statements and could have a material adverse effect on our operating results and financial condition for periods subsequent to the acquisitions.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, WE MAY NOT BE ABLE TO COMPETE.

        We rely on a combination of trade secret laws and restrictions on disclosure and patents, copyrights and trademarks to protect our intellectual property rights. We cannot assure you that our pending patent applications will be approved, that any patents that may be issued will protect our intellectual property or that third parties will not challenge any issued patents. Other parties may independently develop similar or competing technology or design around any patents that may be issued to us. We cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Any of this kind of litigation, regardless of outcome, could be expensive and time consuming, and adverse determinations in any of this kind of litigation could seriously harm our business.

WE COULD BECOME SUBJECT TO LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD BE COSTLY AND SUBJECT US TO SIGNIFICANT LIABILITY.

        From time to time, third parties, including our competitors, may assert patent, copyright and other intellectual property rights to technologies that are important to us. We expect we will increasingly be subject to license offers and infringement claims as the number of products and competitors in our market grows and the functioning of products overlaps. In this regard, in March 1999, we received a written notice from Lemelson Foundation Partnership in which Lemelson claimed to have patent rights in our vision and automatic identification operations, which are widely used in the manufacture of electronic assemblies. In April 1999, we received a written notice from Rockwell International Corporation in which Rockwell claimed to have patent rights in certain technology related to our metal organic chemical vapor deposition, or MOCVD, processes. In October 1999, we received written notice from Lucent Technologies, Inc. in which Lucent claimed we have violated certain of Lucent's patents falling into the general category of communications technology, with a focus on networking functionality. In October 1999, we received a written notice from Ortel Corporation, which has since been acquired by Lucent, in which Ortel claimed to have patent rights in certain technology related to our photodiode module products. In January 2001, we were advised that Lucent had assigned certain of its rights and claims to Agere Systems, Inc., including the claim made on the Ortel patent. To date, we have not been contacted by Agere regarding this patent claim. In July 2000, we received written notice from Nortel Networks, which claimed we violated Nortel's patent relating to technology associated with local area networks. In May 2001, we received written notice from IBM, which claims that several of our optical components and Internet infrastructure products make use of inventions covered by certain patents claimed by IBM. We are evaluating the patents noted in the letters. Aggregate net sales potentially subject to the foregoing claims amounted to approximately 30% of our total sales during the year ended December 31, 2000 and 26% of our total sales during the nine months ended September 30, 2001. Others' patents, including Lemelson's, Rockwell's, Lucent's, Agere's, Nortel's and IBM's, may be determined to be valid, or some of our products may ultimately be determined to infringe the Lemelson, Rockwell, Lucent, Agere, Nortel or IBM patents, or those of other companies.


        Lemelson, Rockwell, Lucent, Agere, Nortel or IBM, or other companies may pursue litigation with respect to these or other claims. The results of any litigation are inherently uncertain. In the event of an adverse result in any litigation with respect to intellectual property rights relevant to our products that could arise in the future, we could be required to obtain licenses to the infringing technology, to pay substantial damages under applicable law, to cease the manufacture, use and sale of infringing products or to expend significant resources to develop non-infringing technology. Licenses may not be available from third parties, including Lemelson, Rockwell, Lucent, Ortel, Nortel or IBM, either on commercially reasonable terms or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail. Accordingly, any infringement claim or litigation against us could significantly harm our business, operating results and financial condition.


OUR BUSINESS MAY BE ADVERSELY AFFECTED BY PENDING PATENT LITIGATION.

         In December 1996, Datapoint Corporation brought an action against NBase Communications, Inc., one of our subsidiaries, and other companies, alleging infringement of two of Datapoint's patents related to local area networks, or LANs, more particularly to claimed improved LANs which provide interoperatively combined with additional enhanced capability and/or which provide multiple different operational capabilities. The other defendants include Dayna Communications, Inc., Sun Microsystems, Inc., Adaptec, Inc., International Business Machines Corporation, Lantronix and SVEC America Computer Corporation. Intel and Cisco Systems have also had actions brought against them by Datapoint with respect to the same two patents. We are cooperating with several of these companies in pursuit of common defenses and believe we have meritorious defenses to this action. Aggregate net sales of our switching and router products potentially subject to Datapoint's patent claims amounted to approximately 42%, 37% and 25% of our net sales during the years ended December 31, 1998, 1999 and 2000 and approximately 21% of our net sales during the nine months ended September 30, 2001. If a conclusion unfavorable to us is reached, Datapoint's claim could materially and adversely affect our business, operating results and financial condition.


IN THE FUTURE, WE MAY INITIATE CLAIMS OR LITIGATION AGAINST THIRD PARTIES FOR INFRINGEMENT OF OUR PROPRIETARY RIGHTS TO PROTECT THESE RIGHTS OR TO DETERMINE THE SCOPE AND VALIDITY OF OUR PROPRIETARY RIGHTS OR THE PROPRIETARY RIGHTS OF COMPETITORS. THESE CLAIMS COULD RESULT IN COSTLY LITIGATION AND THE DIVERSION OF OUR TECHNICAL AND MANAGEMENT PERSONNEL.

        Necessary licenses of third-party technology may not be available to us or may be very expensive, which could adversely affect our ability to manufacture and sell our products. From time to time we may be required to license technology from third parties to develop new products or product enhancements. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could seriously harm our ability to manufacture and sell our products.

WE ARE DEPENDENT ON CERTAIN MEMBERS OF OUR SENIOR MANAGEMENT.

        We are substantially dependent upon Dr. Shlomo Margalit, our Chairman of the Board of Directors and Chief Technical Officer, and Mr. Noam Lotan, our President and Chief Executive Officer. The loss of the services of either of these officers could have a material adverse effect on us. We have entered into employment agreements with Dr. Margalit and Mr. Lotan and are the beneficiary of key man life insurance policies in the amounts of $1.0 million each on their lives. However, we can give no assurance that the proceeds from these policies will be sufficient to compensate us in the event of the death of either of these individuals, and the policies are not applicable in the event that either of them becomes disabled or is otherwise unable to render services to us.

OUR BUSINESS REQUIRES US TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

        Our ability to develop, manufacture and market our products, run our companies and our ability to compete with our current and future competitors depends, and will depend, in large part, on our ability to attract and retain qualified personnel. Competition for executives and qualified personnel in the networking and fiber optics industries is intense, and we will be required to compete for that personnel with companies having substantially greater financial and other resources than we do. To attract executives, we have had to enter into compensation arrangements, that have resulted in substantial deferred compensation charges and adversely affected our results of operations. We may enter into similar arrangements in the future to attract qualified executives, including a new executive or executives to assume the duties previously handled and managed by Edmund Glazer, our recently deceased Vice President of Finance and Administration and Chief Financial Officer. If we should be unable to attract and retain qualified personnel, our business could be materially adversely affected. We can give no assurance that we will be able to attract and retain qualified personnel.

ENVIRONMENTAL REGULATIONS APPLICABLE TO OUR MANUFACTURING OPERATIONS COULD LIMIT OUR ABILITY TO EXPAND OR SUBJECT US TO SUBSTANTIAL COSTS.

        We are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing processes. Further, we are subject to other safety, labeling and training regulations as required by local, state and federal law. Any failure by us to comply with present and future regulations could subject us to future liabilities or the suspension of production. In addition, these kinds of regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. We cannot assure you that these legal requirements will not impose on us the need for additional capital expenditures or other requirements. If we fail to obtain required permits or otherwise fail to operate within these or future legal requirements, we may be required to pay substantial penalties, suspend our operations or make costly changes to our manufacturing processes or facilities.

IF WE FAIL TO ACCURATELY FORECAST COMPONENT AND MATERIAL REQUIREMENTS FOR OUR MANUFACTURING FACILITIES, WE COULD INCUR ADDITIONAL COSTS OR EXPERIENCE MANUFACTURING DELAYS.

        We use rolling forecasts based on anticipated product orders to determine our component requirements. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. Lead times for components and materials that we order vary significantly and depend on factors such as specific supplier requirements, the size of the order, contract terms and current market demand for the components. For substantial increases in production levels, some suppliers may need six months or more lead time. If we overestimate our component and material requirements, we may have excess inventory, which would increase our costs. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively impact our net sales.


        Current softness in demand and pricing in the communications market have necessitated a review of our inventory, facilities and headcount. As a result, we and Luminent recorded in the nine months ended September 30, 2001, a one-time charge, to write down inventory realizable value and inventory purchase commitments of approximately $29.4 million.


WE ARE AT RISK OF SECURITIES CLASS ACTION OR OTHER LITIGATION THAT COULD RESULT IN SUBSTANTIAL COSTS AND DIVERT MANAGEMENT'S ATTENTION AND RESOURCES.

        In the past, securities class action litigation has been brought against a company following periods of volatility in the market price of its securities. Due to the volatility and potential volatility of our stock price or the volatility of Luminent's stock price following its initial public offering, we may be the target of securities litigation in the future. Additionally, while Luminent and we informed investors that we were under no obligation to, and might not, make the distribution to our stockholders of our Luminent common stock and that we could and might eliminate public ownership of Luminent through a short-form merger with us, our decisions to abandon our distribution of Luminent's common stock to our stockholders or to eliminate public ownership of Luminent's common stock through the merger of Luminent into one of our wholly-owned subsidiaries may result in securities or other litigation. Securities or other litigation could result in substantial costs and divert management's attention and resources.


DEPENDING ON OUR FUTURE ACTIVITIES OR AS A RESULT OF THE POSSIBLE SALE OF ONE OR MORE OF OUR PORTFOLIO COMPANIES, WE COULD BE FORCED TO INCUR SIGNIFICANT COSTS TO AVOID INVESTMENT COMPANY STATUS AND MAY SUFFER ADVERSE CONSEQUENCES IF DEEMED TO BE AN INVESTMENT COMPANY.



        In the past through 2000, we embarked upon a business strategy of creating, acquiring and managing companies in the optical technology and Internet infrastructure areas, with a view toward creating equity growth by operating or investing in these companies and then potentially spinning them off, taking them public or selling them or our interest in them. If this strategy proved successful, we were concerned that we might incur significant costs to avoid investment company status and would suffer other adverse consequences if deemed to be an investment company under the Investment Company

Act of 1940. The Investment Company Act of 1940 requires registration for companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. A company may be deemed to be an investment company if it owns "investment securities" with a value exceeding 40% of the value of its total assets (excluding government securities and cash items) on an unconsolidated basis, unless an exemption or safe harbor applies. Securities issued by companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the Investment Company Act. Investment companies are subject to registration under, and compliance with, the Investment Company Act unless a particular exclusion or safe harbor provision applies. If we were to be deemed an investment company, we would become subject to the requirements of the Investment Company Act. As a consequence, we would be prohibited from engaging in business or issuing our securities as we have in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of our contracts might be voidable.


        As a result of the current economic slowdown in the communications industry generally and the fiber optic components industry particularly, we have abandoned plans to spin-off Luminent, one of our subsidiaries, and withdrawn the initial public offering of Optical Access, another of our subsidiaries. The economic slowdown and its consequences has caused us reevaluate our strategy and to focus currently on holding and operating our existing businesses. This current focus makes it less likely that we would attain investment company status. However, if economic and market conditions recover to the point at which they existed prior to the fourth quarter of 2000, we may return to our prior strategy which, depending on future events, might again subject us to the potential risks associated with investment company status, including registration as an investment company.



        Moreover, although our portfolio of investment securities currently comprises substantially less than 40% of our total assets, fluctuations in the value of these securities or of our other assets as a result of future economic conditions or events, or, more likely, the sale of one or more of companies in exchange for the securities of the purchaser, may cause this limit to be exceeded. For example, while we have no plans to sell all or any portion of Luminent to a third party after the merger, we are periodically contacted by third parties regarding potential transactions and, depending on the proposal, could complete a sale if we determine that it would be in our best interest and those of our stockholders. In any case, where our investment securities resulting from a sale of Luminent or another of our companies or otherwise were in excess of the 40% limit unless an exclusion or safe harbor was available to us, in that case, we would have to attempt to reduce our investment securities as a percentage of our total assets. This reduction could be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If we were required to sell investment securities, we may sell them sooner than we otherwise would. These sales may be at depressed prices and we may never realize anticipated benefits from, or may incur losses on, these investments. We may be unable to sell some investments due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when we sell assets. We may also be unable to purchase additional investment securities that may be important to our operating strategy. If we decide to acquire non-investment security assets, we may not be able to identify and acquire suitable assets and businesses or the terms on which we are able to acquire these assets may be unfavorable. The mere existence of these issues could cause us to forego a transaction, which might otherwise have been beneficial to us.


DELAWARE LAW AND OUR ABILITY TO ISSUE PREFERRED STOCK MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

        We are authorized to issue up to 1,000,000 shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No preferred stock is currently outstanding. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.


We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in the manner prescribed under
Section 203. These provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sales of shares of common stock by the selling stockholder.

                                 DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock since our inception. We currently intend to retain all of our earnings, if any, for use in the operation and expansion of our businesses and do not intend to pay any cash dividends to stockholders in the foreseeable future.

                           PRICE RANGE OF COMMON STOCK

        Our common stock is traded in the over-the-counter market and has been included in the Nasdaq National Market since February 28, 1994 under the symbol "MRVC." The following table sets forth the high and low closing sale prices of our common stock for the periods indicated as reported by the Nasdaq National Market. The prices have been adjusted to give retroactive effect to the two-for-one stock split effected on May 11, 2000.


                                                          HIGH         LOW
                                                          ----         ---
1999
----
First Quarter                                            $ 4.94       $2.97
Second Quarter                                             7.03        2.97
Third Quarter                                             12.41        6.31
Fourth Quarter                                            32.81        9.72

2000
----

First Quarter                                            $95.25      $25.88
Second Quarter                                            67.25       23.44
Third Quarter                                             80.38       45.31
Fourth Quarter                                            49.25       11.06

2001
----

First Quarter                                            $21.38       $6.22
Second Quarter                                            12.90        5.38
Third Quarter                                              8.79        2.43
Fourth Quarter                                             5.75        2.76

2002
----

First Quarter (through January 9, 2002)                  $ 5.08       $4.77




        As of December 31, 2001, there were 77,615,642 shares of our common stock outstanding excluding up to 5,160,000 issuable as a result of the consummation of the short-form merger of Luminent on December 28, 2001.

        On January 9, 2002, the last reported sales price of the Common Stock was $4.77 per share as reported by the Nasdaq National Market.

                               SELLING STOCKHOLDER

        The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholder as of September 30, 2001. The term "selling stockholder" also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholder named in the table below. To the extent required, we will name any additional selling stockholder(s) in a supplement to this prospectus. Information in the table concerning the selling stockholder and the shares it may offer from time to time under this prospectus is based on information provided to MRV by such stockholder. Because the selling stockholder may offer all or some of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholder, we can give no estimate as to the amount of shares that will be held by the selling stockholder after completion of this offering.

                                                      Number of shares           Number of shares
                                                        beneficially             being offered by
                                                        owned prior to             the selling
        Name of Selling Stockholder                     this offering              stockholder
        ---------------------------                   ----------------           ----------------
        Canadian Imperial Holdings Inc.*                  2,947,889                  2,947,889

        ----------
     * Of the shares being registered for resale by Canadian Imperial Holdings Inc., 341,889 shares were acquired by the selling stockholder from Tellaire Corporation, which received them from MRV in December 2000 in connection with its investment in Tellaire. MRV received from Tellaire 5,775,149 shares of Series B Convertible Preferred Stock, $.001 par value per share of Tellaire, representing approximately 32% of Tellaire's outstanding capital stock at the date of the investment. The remaining shares were issued by MRV directly to Canadian Imperial Holdings Inc. in a private placement completed in June 2001 for which MRV received cash proceeds aggregating approximately $20.5 million.

        The information concerning the selling stockholder may change from time to time and will be set forth in supplements to this prospectus as required.

        MRV is paying all expenses incident to the registration of the offer and sale of the shares of common stock to the public pursuant to this prospectus other than selling commissions and fees.

        Except as noted above, the selling stockholder has not had any material relationship with MRV during the past three years.

                              PLAN OF DISTRIBUTION

        We are registering the common stock covered by this prospectus for the selling stockholder. To the extent required, we will identify any additional selling stockholder(s) in a supplement to this prospectus. As used in this prospectus, "selling stockholder" refers to any such additional selling stockholder(s) and singular terms (such as "is" or "its") include the plural (such as "are" or "their"), if applicable.

        The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the common stock on The Nasdaq National Market, in the over-the-counter market or in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

        In addition, the selling stockholder may sell some or all of its common stock through:

     - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     - purchases by a broker-dealer, as principal, and resale by the broker-dealers for their account; or

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

        The selling stockholder may enter into hedging transactions with respect to its shares. For example, the selling stockholder may:

     - enter into transactions involving short sales of the common stock by broker-dealers;

     - sell common stock short itself and redeliver such shares to close out their short positions;

     - enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus; or

     - loan or pledge the common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        The selling stockholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales. However, the selling stockholder and any broker-dealers involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act of 1933. If the selling stockholder or any broker-dealers qualifies as "underwriters," they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

        In addition to selling its common stock under this prospectus, the selling stockholder may:

     - indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act of 1933;

     - transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     - sell their common stock under Rule 144 of the Securities Act of 1933 rather than under this prospectus, if the transaction meets the requirements of Rule 144.

        When a particular offering is made, if required, we will distribute to you a prospectus supplement. This supplement will set forth the name(s) of the selling stockholder(s), the aggregate amount and type of shares being offered, the number of such shares owned before and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder(s) and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Any underwriters, brokers, dealers or agents who participate in any sale of the shares may also perform services for our affiliates or us.

        All expenses of the registration of the shares will be paid by us, including, without limitation, all registration and filing fees, printing expenses, expenses of compliance with blue sky laws, fees and disbursements of our counsel and expenses of any audits incidental to this registration. The selling stockholder will pay expenses related to any sales commissions or underwriting discounts and fees and any expenses of its counsel incurred in connection with the sale of shares through this prospectus.

        We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

        The validity of the common stock offered hereby has been passed upon for MRV by Kirkpatrick & Lockhart LLP, Los Angeles, California.

                                     EXPERTS

        The consolidated financial statements and schedule of MRV Communications, Inc. and Luminent, Inc. included in their Form 10-K/A and 10-K, respectively, incorporated by reference in this registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

        We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is http://www.sec.gov. Copies of our reports, proxy statements and other information also may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza                                          Citicorp Center
Room 1024                                                500 West Madison Street
450 Fifth Street, N.W.                                   Suite 1400
Washington, D.C. 20549                                   Chicago, IL 60661

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other public filings may also be inspected at:

                 The National Association of Securities Dealers
                               1735 K Street, N.W.
                             Washington, D.C. 20006

                      INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below. We also incorporates by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder sells all its shares.


     - MRV's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC on April 17, 2001 as amended by MRV's Form 10-K/A filed with the SEC on December 27, 2001;



     - MRV's Quarterly Reports on Forms 10-Q: for the quarter ended March 31, 2001 filed with the SEC on May 15, 2001; for the quarter ended June 30, 2001 filed with the SEC on August 16, 2001, as amended by MRV's Form 10-Q/A filed with the SEC on December 27, 2001; and for the quarter ended September 30, 2001 filed with the SEC on November 14, 2001.



     - MRV's Current Reports on Form 8-K filed with the SEC on September 17, 2001, October 1, 2001 and January 8, 2002.


     - The description of the Common Stock contained in MRV's Registration Statement on Form 8-A filed with the SEC on June 8, 1992, as amended by its Form 8-A/A filed with the SEC on February 24, 1994, including any amendment or report filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing our Investor Relations Department us at the following address: MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, or by fax at (818) 773-0906 or by telephone at (818) 773-0900. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. MRV has not authorized anyone else to provide you with different information. The selling stockholder will not make an offer of these shares in any state that does not permit the offer. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the Common Stock being registered hereby, other than underwriting commissions and discounts, all of which are estimated except for the SEC filing fees.


Item                                                          Amount
----                                                        ----------
SEC registration fee                                           $ 2,196
Printing and engraving expenses                                 10,000
Legal fees and expenses                                         15,000
Accounting fees and expenses                                    10,000
Miscellaneous expenses                                           2,804
                                                            ----------
        Total                                                  $40,000
                                                            ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article 8 of the Registrant's Certificate of Incorporation and Article IX of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees, and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and executive officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

The selling stockholder has agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS

4.1     Form of Common Stock certificate (incorporated by reference to Exhibit
        4.5 of the Registrant's Registration Statement of Form S-3 (file no. 333-64017).


5.1 Opinion of Kirkpatrick & Lockhart LLP as to the validity of the securities being registered.(1)



23.1 Consent of Arthur Andersen LLP for incorporation of MRV financial statements.(2)


23.2    Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit 5.1).


23.3 Consent of Arthur Andersen LLP for incorporation of Luminent financial statements.(2)



24.1    Power of Attorney(1)




-----------
(1) Previously filed.

(2) Filed herewith.

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that the undertakings set forth in paragraph (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on the 10th day of January 2002.


                                     MRV COMMUNICATIONS, INC.



                                     By: /s/ NOAM LOTAN
                                         -----------------------------
                                            Noam Lotan, President and
                                            Chief Executive Officer



        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Names                            Title                                            Date
-----                            -----                                            ----
/s/     NOAM LOTAN               President, Chief Executive Officer (Principal    January 10, 2002
-----------------------------    Executive Officer), and a Director
        Noam Lotan


/s/     SHLOMO MARGALIT          Chairman of the Board, Chief Technical           January 10, 2002
-----------------------------    Officer, Secretary, and a Director
        Shlomo Margalit

/s/     SHAY GONEN               Interim Chief Financial Officer                  January 10, 2002
-----------------------------    (Principal Financial and Accounting Officer)
        Shay Gonen

/s/     IGAL SHIDLOVSKY*         Director                                         January 10, 2002
-----------------------------
        Igal Shidlovsky

/s/     GUENTER JAENSCH*         Director                                         January 10, 2002
-----------------------------
        Guenter Jaensch

/s/     DANIEL TSUI*             Director                                         January 10, 2002
-----------------------------
        Daniel Tsui

/s/     BARUCH FISCHER*          Director                                         January 10, 2002
-----------------------------
        Baruch Fischer

*By /s/ NOAM LOTAN               Attorney in Fact
-----------------------------
        Noam Lotan
